Exhibit 5
HUNTON & WILLIAMS LLP
BANK OF AMERICA PLAZA
SUITE 3500
101 SOUTH TRYON STREET
CHARLOTTE, NORTH CAROLINA 28280
TEL      704 • 378 • 4700
FAX     704 • 378 • 4890
July 28, 2005
Carolina Power & Light Company
d/b/a Progress Energy Carolinas, Inc.
410 South Wilmington Street
Raleigh, North Carolina 27601
Registration Statement on Form S-3 Relating to
$1,000,000,000 Issue Amount of Unallocated Securities
Ladies and Gentlemen:
     We have acted as counsel to Carolina Power & Light Company d/b/a Progress Energy Carolinas, Inc., a North Carolina corporation (the “Company”), in connection with the registration by the Company of an aggregate of $1,000,000,000 of its (i) first mortgage bonds (the “First Mortgage Bonds”), (ii), debt securities that will be secured by First Mortgage Bonds until the Release Date, as defined in the Prospectus (the “Senior Notes”), (iii) unsecured debt securities (the “Debt Securities”) and (iv) shares of preferred stock (the “Preferred Stock”) on terms to be determined at the time of sale (the First Mortgage Bonds, Senior Notes, Debt Securities and Preferred Stock are referred to collectively as the “Securities”), as set forth in the Registration Statement on Form S-3 (the “Registration Statement”) that is being filed on the date hereof with the Securities and Exchange Commission (the “Commission”) by the Company pursuant to the Securities Act of 1933, as amended (the “Act”). The Securities are to be issued in one or more series and are to be sold from time to time as set forth in the Registration Statement, the Prospectus contained therein (the “Prospectus”) and any amendments or supplements thereto.
     The opinions contained in this letter are based upon an examination of the following:
A.	the Registration Statement and the Prospectus;

B.	the Mortgage and Deed of Trust, dated as of May 1, 1940, as supplemented (the “Mortgage”), with The Bank of New York (formerly Irving Trust Company) and Frederick G. Herbst (Douglas J. MacInnes, successor), as trustees;

Carolina Power & Light Company
d/b/a Progress Energy Carolinas, Inc.
July 28, 2005

C.	the Indenture (For Senior Notes), dated as of March 1, 1999, as supplemented and amended (the “Senior Note Indenture”), between the Company and The Bank of New York, as trustee;

D.	the Indenture (For Debt Securities), dated as of October 28, 1999, between the Company and JPMorgan Chase Bank N.A. (formerly known as The Chase Manhattan Bank), as trustee, and the form of indenture for Debt Securities between the Company and a trustee elected by the Company in the future (each, a “Debt Securities Indenture,” collectively with the Mortgage and the Senior Note Indenture, the “Indentures”);

E.	the Restated Charter of the Company, as amended to date; and

F.	the By-Laws of the Company, as amended to date.
     We also have examined the originals, or duplicates or certified or conformed copies, of such corporate records, agreements, documents and other instruments and have made such other investigations as we have deemed relevant and necessary in connection with the opinions hereinafter set forth.
     As to questions of fact material to this opinion, we have relied upon certificates or comparable documents of public officials and of officers and representatives of the Company. In rendering the opinions set forth below, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies, and the authenticity of the originals of such latter documents. We also have assumed that at the time of execution, authentication, issuance and delivery of the First Mortgage Bonds, Senior Notes and Debt Securities, the Indentures will be the valid and legally binding obligations of the applicable trustees thereunder.
     Based upon the foregoing and the further qualifications stated below, we are of the opinion that:
     1. The Company is duly incorporated and validly existing under the laws of the State of North Carolina;

Carolina Power & Light Company
d/b/a Progress Energy Carolinas, Inc.
July 28, 2005

     2. Assuming (a) the financial and other terms of any class or series of the First Mortgage Bonds, Senior Notes and Debt Securities have been established by the Securities Pricing Committee of the Company (the “Pricing Committee”), which committee has been previously appointed by resolution of the Board of Directors of the Company (the “Board”) and authorized to act without further Board action, (b) such Securities have been issued and sold upon the terms and conditions set forth in the Registration Statement, the Prospectus and the applicable supplement to the Prospectus and the applicable definitive underwriting agreement approved by the Board or Pricing Committee, (c) such Securities have been duly executed, authenticated and delivered in accordance with the applicable Indenture, and (d) the North Carolina Utilities Commission and the South Carolina Public Service Commission have each entered orders authorizing the issuance and sale of the Securities and such orders are effective at the time of issuance, the First Mortgage Bonds, Senior Notes and Debt Securities will be duly authorized and validly issued and binding obligations of the Company, enforceable in accordance with their terms, subject to (x) bankruptcy, insolvency, reorganization, fraudulent transfer, moratorium or similar laws now or hereafter in effect relating to or affecting the enforcement of creditors’ rights generally and (y) general principles of equity (regardless of whether considered in a proceeding at law or in equity); and
     3. Assuming (a) the financial and other terms of any series of the Preferred Stock have been established by the Board or, to the extent permissible under North Carolina law, the Pricing Committee, (b) the due filing of Articles of Amendment relating to the Preferred Stock and (c) the Preferred Stock has been issued and sold upon the terms and conditions set forth in the Registration Statement, the Prospectus, the applicable supplement to the Prospectus and the applicable definitive underwriting agreement approved by the Board or Pricing Committee, the Preferred Stock will be validly issued, fully paid and nonassessable.
     We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement and to the statement made in reference to this firm under the caption “Legal Matters” in the Registration Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Act or the rules and regulations promulgated thereunder by the Commission.
Very truly yours,
/s/ Hunton & Williams LLP